NEWS

Exhibit 99.1

For Immediate Release

American Axle & Manufacturing new board member

Detroit, Michigan, September 30, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced the appointment of Elizabeth (“Beth”) Chappell to its Board of Directors, effective immediately.

Since 2002, Chappell has served as President and CEO of the Detroit Economic Club, a nationally recognized organization that serves as a premier forum for the debate and discussion of important business, government and social issues. Chappell has a broad range of experience in strategic planning, information technology and application development, and global project management.

“We welcome Beth Chappell to our Board of Directors,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch. “With her extensive business and public company board of directors experience and understanding of current business issues, Beth is a strong and welcome addition to the AAM Board of Directors.”

She currently serves on numerous boards including the Detroit Economic Club, Handleman Company, Citizens Research Council, Hospice of Michigan, Michigan Economic Development Corporation and serves in an advisory capacity for United Way Community Services. Chappell is a past board member of the Detroit Regional Chamber, Karmanos Cancer Institute and Michigan Economic Growth Authority.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, India, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information ...

Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com